EXHIBIT 99.2
DESCRIPTION OF REGULATION AND LICENSING
     The gaming industry is highly regulated, and we must maintain our licenses and pay gaming taxes to continue our operations. Each of our casinos is subject to extensive regulation under the laws, rules and regulations of the jurisdiction where it is located. These laws, rules and regulations generally concern the responsibility, financial stability and character of the owners, managers, and persons with financial interest in the gaming operations. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.
     Our businesses are subject to various federal, state and local laws and regulations in addition to gaming regulations. These laws and regulations include, but are not limited to, restrictions and conditions concerning alcoholic beverages, environmental matters, employees, currency transactions, taxation, zoning and building codes, and marketing and advertising. Such laws and regulations could change or could be interpreted differently in the future, or new laws and regulations could be enacted. Material changes, new laws or regulations, or material differences in interpretations by courts or governmental authorities could adversely affect our operating results.
Nevada Government Regulation
     The ownership and operation of our casino gaming facilities in Nevada are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the “Nevada Act”) and various local regulations. Our gaming operations are subject to the licensing and regulatory control of the Nevada Gaming Commission (the “Nevada Commission”), the Nevada State Gaming Control Board (the “Nevada Board”) and various county and city licensing agencies (the “local authorities”). The Nevada Commission, the Nevada Board, and the local authorities are collectively referred to as the “Nevada Gaming Authorities.”
     The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things:
•	the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity;

•	the establishment and maintenance of responsible accounting practices;

•	the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues;

•	providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

•	the prevention of cheating and fraudulent practices; and

•	providing a source of state and local revenues through taxation and licensing fees.
     Any change in such laws, regulations and procedures could have an adverse effect on our gaming operations.
     Each of our subsidiaries that currently operate casinos in Nevada (the “casino licensees”) is required to be licensed by the Nevada Gaming Authorities. Each gaming license requires the periodic payment of fees and taxes and is not transferable. MGM Grand Hotel, LLC, New York-New York Hotel & Casino, LLC, Bellagio, LLC, and MGM MIRAGE Manufacturing Corp., are also licensed as manufacturers and distributors of gaming devices (“manufacturer and distributor licensees”). Certain of our subsidiaries have also been licensed or found suitable as shareholders, members, or general partners, as relevant, of the casino licensees and of the manufacturer and distributor licensees. The casino licensees, manufacturer and distributor licensees, and the foregoing subsidiaries are collectively referred to as the “licensed subsidiaries.”

     We, along with Mirage Resorts, Incorporated and Mandalay, are required to be registered by the Nevada Commission as publicly traded corporations (collectively, the “registered corporations”) and as such, each of us is required periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a stockholder or member of, or receive any percentage of profits from the licensed subsidiaries without first obtaining licenses and approvals from the Nevada Gaming Authorities. Additionally, local authorities have taken the position that they have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee. The registered corporations and the subsidiaries have obtained from the Nevada Gaming Authorities the various registrations, approvals, permits and licenses required in order to engage in gaming activities in Nevada.
     The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the registered corporations or any of the licensed subsidiaries to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of the licensed subsidiaries must file applications with the Nevada Gaming Authorities and may be required to be licensed by the Nevada Gaming Authorities. Officers, directors and key employees of the registered corporations who are actively and directly involved in the gaming activities of the licensed subsidiaries may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing or a finding of suitability for any cause they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability, or the gaming licensee by which the applicant is employed or for whom the applicant serves, must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities, and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a corporate position.
     If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or to continue having a relationship with the registered corporations or the licensed subsidiaries, such company or companies would have to sever all relationships with that person. In addition, the Nevada Commission may require the registered corporations or the licensed subsidiaries to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.
     The registered corporations and the casino licensees are required to submit detailed financial and operating reports to the Nevada Commission. Substantially all of the registered corporations’ and the licensed subsidiaries’ material loans, leases, sales of securities and similar financing transactions must be reported to or approved by the Nevada Commission.
     If the Nevada Commission determined that we or a licensed subsidiary violated the Nevada Act, it could limit, condition, suspend or revoke, subject to compliance with certain statutory and regulatory procedures, our gaming licenses and those of our licensed subsidiaries. In addition, the registered corporations and the licensed subsidiaries and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the gaming establishments and, under certain circumstances, earnings generated during the supervisor’s appointment (except for the reasonable rental value of the gaming establishments) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect our gaming operations.
     Any beneficial holder of our voting securities, regardless of the number of shares owned, may be required to file an application, be investigated, and have his or her suitability as a beneficial holder of the voting securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.
     The Nevada Act requires any person who acquires more than 5% of any class of our voting securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of any class of our voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an “institutional investor” as defined in the Nevada Act, which acquires more than 10% but not more than 15% of any class of our voting securities, may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only.

     An institutional investor will be deemed to hold voting securities for investment purposes if it acquires and holds the voting securities in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of our board of directors, any change in our corporate charter, bylaws, management, policies or operations or any of our gaming affiliates, or any other action that the Nevada Commission finds to be inconsistent with holding our voting securities for investment purposes only. Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include:
•	voting on all matters voted on by stockholders;
•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and
•	such other activities as the Nevada Commission may determine to be consistent with such investment intent.
     If the beneficial holder of voting securities who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.
     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of our common stock beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to be a stockholder or to have any other relationship with us or a licensed subsidiary, we or any of the licensed subsidiaries:
•	pays that person any dividend or interest upon any of our voting securities;
•	allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person,
•	pays remuneration in any form to that person for services rendered or otherwise, or
•	fails to pursue all lawful efforts to require such unsuitable person to relinquish his or her voting securities including if necessary, the immediate purchase of the voting securities for cash at fair market value.
     The Nevada Commission may, in its discretion, require the holder of any debt security of the registered corporations to file an application, be investigated and be found suitable to hold the debt security. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the registered corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it:
•	pays to the unsuitable person any dividend, interest, or any distribution whatsoever;
•	recognizes any voting right by such unsuitable person in connection with such securities;
•	pays the unsuitable person remuneration in any form; or
•	makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.
     We are required to maintain a current stock ledger in Nevada that may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. We are also required to render maximum assistance in determining the identity of the beneficial owner. The Nevada Commission has the power to require the registered corporations’ stock certificates to bear a legend indicating that such securities are subject to the Nevada Act. However, to date, the Nevada Commission has not imposed such a requirement on the registered corporations.

     The registered corporations may not make a public offering of any securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or for similar purposes. An approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.
     On July 26, 2007, the Nevada Commission granted the registered corporations prior approval to make public offerings for a period of two years, subject to certain conditions (the “shelf approval”). The shelf approval also includes approval for the registered corporations to place restrictions on the transfer of any equity security issued by the licensed subsidiaries and to enter into agreements not to encumber such securities, pursuant to any public offering made under the shelf approval. However, the shelf approval may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The shelf approval does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or other disclosure document by which securities are offered or the investment merits of the securities offered. Any representation to the contrary is unlawful.
     Changes in control of the registered corporations through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he or she obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a registered corporation must satisfy the Nevada Board and the Nevada Commission concerning a variety of stringent standards prior to assuming control of the registered corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.
     The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defensive tactics affecting Nevada gaming licensees, and registered corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada’s gaming industry and to further Nevada’s policy to:
•	assure the financial stability of corporate gaming operators and their affiliates;
•	preserve the beneficial aspects of conducting business in the corporate form; and
•	promote a neutral environment for the orderly governance of corporate affairs.
     Approvals are, in certain circumstances, required from the Nevada Commission before we can make exceptional repurchases of voting securities above the current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by a registered corporation’s board of directors in response to a tender offer made directly to the registered corporation’s stockholders for the purpose of acquiring control of that corporation.
     License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to local authorities. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either:
•	a percentage of the gross revenues received;
•	the number of gaming devices operated; or
•	the number of table games operated.
     The tax on gross revenues received is generally 6.75%. A live entertainment tax is also paid on charges for admission to any facility where certain forms of live entertainment are provided. The manufacturer and distributor licensees also pay certain fees and taxes to the State of Nevada.

     Because we are involved in gaming ventures outside of Nevada, we are required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of our participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, we are also required to comply with certain reporting requirements imposed by the Nevada Act. We would be subject to disciplinary action by the Nevada Commission if we:
•	knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation,;
•	fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;
•	engage in any activity or enter into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;
•	engage in any activity or enter into any association that interferes with the ability of the State of Nevada to collect gaming taxes and fees; or
•	employ, contract with or associate with any person in the foreign gaming operation who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability, or who has been found guilty of cheating at gambling.
     The sale of alcoholic beverages by the licensed subsidiaries is subject to licensing, control and regulation by the applicable local authorities. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect upon the Company’s operations.
Michigan Government Regulation and Taxation
     The Michigan Gaming Control and Revenue Act (the “Michigan Act”) subjects the owners and operators of casino gaming facilities to extensive state licensing and regulatory requirements. The Michigan Act also authorizes local regulation of casino gaming facilities by the City of Detroit, provided that any such local ordinances regulating casino gaming are consistent with the Michigan Act and rules promulgated to implement it. We are subject to the Michigan Act through our ownership interest in MGM Grand Detroit, LLC (the “licensed subsidiary”) which operates MGM Grand Detroit. Our ownership interest in MGM Grand Detroit, LLC is held by our wholly-owned subsidiary MGM Grand Detroit, Inc.
     The Michigan Act creates the Michigan Gaming Control Board (the “Michigan Board”) and authorizes it to grant casino licenses to not more than three applicants who have entered into development agreements with the City of Detroit. The Michigan Board is granted extensive authority to conduct background investigations and determine the suitability of casino license applicants, affiliated companies, officers, directors, or managerial employees of applicants and affiliated companies and persons or entities holding a one percent or greater direct or indirect interest in an applicant or affiliated company. Institutional investors holding less than certain specified amounts of our debt or equity securities are exempted from meeting the suitability requirements of the Michigan Act since we are a publicly traded corporation, and provided that the securities were purchased for investment purposes only and not for the purpose of influencing or affecting our affairs. Any person who supplies goods or services to the licensed subsidiary which are directly related to, used in connection with, or affecting gaming, and any person who supplies other goods or services to the licensed subsidiary on a regular and continuing basis, must obtain a supplier’s license from the Michigan Board. In addition, any individual employed by the licensed subsidiary or by a supplier licensee whose work duties are related to or involved in the gaming operation or are performed in a restricted area or a gaming area of the licensed subsidiary must obtain an occupational license from the Michigan Board.
     The Michigan Act imposes the burden of proof on the applicant for a casino license to establish its suitability to receive and hold the license. The applicant must establish its suitability as to integrity, moral character and reputation, business probity, financial ability and experience, responsibility, and other criteria deemed appropriate by the Michigan Board. A casino license is valid for a period of one year and the Michigan Board may refuse to renew it upon a determination that the licensee no longer meets the requirements for licensure.
     The Michigan Board may, among other things, revoke, suspend or restrict the licensed subsidiary’s casino license. The licensed subsidiary is also subject to fines or forfeiture of assets for violations of gaming or liquor control laws or rules. In the event that the licensed subsidiary’s license is revoked or suspended for more than

120 days, the Michigan Act provides for the appointment of a conservator who, among other things, is required to preserve the assets to ensure that they shall continue to be operated in a sound and businesslike manner, or upon order of the Michigan Board, to sell or otherwise transfer the assets to another person or entity who meets the requirements of the Michigan Act for licensure, subject to certain approvals and consultations.
     The Michigan Board has adopted administrative rules to implement the terms of the Michigan Act. Among other things, the rules impose more detailed substantive and procedural requirements with respect to casino licensing and operations. Included are requirements regarding such things as licensing investigations and hearings, record keeping and retention, contracting, reports to the Michigan Board, internal control and accounting procedures, security and surveillance, extensions of credit to gaming patrons, conduct of gaming, and transfers of ownership interests in licensed casinos. The rules also establish numerous Michigan Board procedures regarding licensing, disciplinary and other hearings, and similar matters. The rules have the force of law and are binding on the Michigan Board as well as on applicants for or holders of casino licenses.
     The Michigan Liquor Control Commission licenses, controls and regulates the sale of alcoholic beverages by the licensed subsidiary pursuant to the Michigan Liquor Control Code of 1998. The Michigan Act also requires that the licensed subsidiary sell in a manner consistent with the Michigan Liquor Control Code.
     The Detroit City Council enacted an ordinance entitled “Casino Gaming Authorization and Casino Development Agreement Certification and Compliance.” The ordinance authorizes casino gaming only by operators who are licensed by the Michigan Board and are parties to a development agreement which has been approved and certified by the City Council and is currently in effect, or are acting on behalf of such parties. The development agreement among the City of Detroit, MGM Grand Detroit, LLC and the Economic Development Corporation of the City of Detroit has been so approved and certified and is currently in effect. Under the ordinance, the licensed subsidiary is required to submit to the Mayor of Detroit and to the City Council periodic reports regarding its compliance with the development agreement or, in the event of non-compliance, reasons for non-compliance and an explanation of efforts to comply. The ordinance requires the Mayor of Detroit to monitor each casino operator’s compliance with its development agreement, to take appropriate enforcement action in the event of default and to notify the City Council of defaults and enforcement action taken; and, if a development agreement is terminated, it requires the City Council to transmit notice of such action to the Michigan Board within five business days along with Detroit’s request that the Michigan Board revoke the relevant operator’s certificate of suitability or casino license. If a development agreement is terminated, the Michigan Act requires the Michigan Board to revoke the relevant operator’s casino license upon the request of Detroit.
     The administrative rules of the Michigan Board prohibit the licensed subsidiary or us from entering into a debt transaction affecting the capitalization or financial viability of MGM Grand Detroit without prior approval from the Michigan Board. On October 14, 2003, the Michigan Board authorized the licensed subsidiary to borrow under our credit facilities for the purpose of financing the development of its permanent casino and the future expansion thereof, maintenance capital expenditures for its temporary and permanent casinos and the cost of renovating the temporary casino facility for adaptive re-use and/or sale following the completion of the permanent casino, and to secure such borrowings with liens upon substantially all of its assets. In the same order, the Michigan Board authorized MGM Grand Detroit, Inc. to pledge its equity interest in MGM Grand Detroit, LLC to secure such borrowings.
     The Michigan Act effectively provides for a wagering tax equal to 24% of adjusted gross receipts from gaming operation conducted at a temporary casino. Once the Michigan Board determines that a casino licensee has operated a permanent casino complex for 30 consecutive days and is in compliance with its development agreement with Detroit, the wagering tax rate must be reduced to 19% retroactive to the beginning of the 30-day period. By a resolution adopted December 11, 2007, the Michigan Board determined that MGM Grand Detroit, LLC met the requirements for the reduction in the wagering tax and the rate was reduced to 19% retroactive to October 3, 2007. Proceeds of the wagering tax are shared between the State of Michigan and the City of Detroit. In addition to the wagering tax, the Michigan Act establishes an annual municipal service fee equal to the greater of $4 million or 1.25% of adjusted gross receipts to be paid to Detroit to defray its cost of hosting casinos, and an annual assessment, as adjusted annually based upon a consumer price index, in the initial amount of approximately $8.3 million to be paid to Michigan to defray its regulatory enforcement and other casino-related costs. These payments are in addition to the taxes, fees and assessments customarily paid by business entities situated in Detroit. The development agreement also obligates the licensed subsidiary to pay $34 million to Detroit and $10 million to Detroit’s Minority Business Development Fund, both of which payments have been made. From and after January 1, 2006, the licensed subsidiary is also obligated to pay 1% of its adjusted gross receipts to Detroit, to be increased to 2% of its adjusted gross receipts in any calendar year in which adjusted gross receipts exceed $400 million.

Mississippi Government Regulation
     We conduct our Mississippi gaming operations through two indirect subsidiaries, Beau Rivage Resorts, Inc., which owns and operates Beau Rivage in Biloxi, Mississippi, and Circus Circus Mississippi, Inc., which owns and operates the Gold Strike Casino in Tunica County, Mississippi (collectively, the “casino licensees”). Beau Rivage Distribution Corp. (the “distribution licensee”), a wholly-owned subsidiary of Beau Rivage Resorts, Inc., is licensed as a Mississippi distributor of gaming devices. Collectively, the casino licensees and distributor licensee are referred to as the “licensed subsidiaries.” The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission and the Mississippi State Tax Commission.
     The Mississippi Gaming Control Act (the “Mississippi Act”) legalized casino gaming in Mississippi. Although not identical, the Mississippi Act is similar to the Nevada Gaming Control Act. The Mississippi Gaming Commission adopted regulations in furtherance of the Mississippi Act which are also similar in many respects to the Nevada gaming regulations. The laws, regulations and supervisory procedures of Mississippi and the Mississippi Gaming Commission seek to:
•	prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity;
•	establish and maintain responsible accounting practices and procedures;
•	maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Gaming Commission;
•	prevent cheating and fraudulent practices;
•	provide a source of state and local revenues through taxation and licensing fees; and
•	ensure that gaming licensees, to the extent practicable, employ Mississippi residents.
     The regulations are subject to amendment and interpretation by the Mississippi Gaming Commission. Changes in Mississippi law or the regulations or the Mississippi Gaming Commission’s interpretations thereof may limit or otherwise materially affect the types of gaming that may be conducted, and could have a material adverse effect on us and our Mississippi gaming operations.
     The Mississippi Act provides for legalized gaming at the discretion of the 14 counties that either border the Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. As of January 1, 2007, gaming was permissible in nine of the 14 eligible counties in the state and gaming operations had commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties. Prior to Hurricane Katrina, Mississippi law required that gaming vessels be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters of the State of Mississippi lying south of the state in eligible counties along the Mississippi Gulf Coast. Subsequent to Hurricane Katrina, on October 17, 2005, changes to the law became effective which allowed gaming facilities to be constructed on land in the three Gulf Coast counties, provided that no portion of the gaming facilities is located more than 800 feet from the mean high water line of the Mississippi Sound or designated bays on the Sound. The 800-foot limit does not apply to non-gaming facilities. The law permits unlimited stakes gaming on permanently moored dockside vessels or in land-based facilities on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. There are no limitations on the number of gaming licenses which may be issued in Mississippi. The legal age for gaming in Mississippi is 21.
     The licensed subsidiaries are subject to the licensing and regulatory control of the Mississippi Gaming Commission. Gaming licenses require the periodic payment of fees and taxes and are not transferable. Gaming licenses are issued for a maximum term of three years and must be renewed periodically thereafter. The current licenses of the licensed subsidiaries are effective through June 22, 2009.
     We are registered by the Mississippi Gaming Commission under the Mississippi Act as a publicly traded holding company of the licensed subsidiaries. As a registered publicly traded corporation, we are subject to the licensing and regulatory control of the Mississippi Gaming Commission, and are required to periodically submit detailed financial, operating and other reports to the Mississippi Gaming Commission and furnish any other information which the Mississippi Gaming Commission may require. If we are unable to satisfy the registration requirements of the Mississippi Act, we and our licensed subsidiaries cannot own or operate gaming facilities in Mississippi. The licensed subsidiaries are also required to periodically submit detailed financial, operating and other reports to the Mississippi Gaming Commission and the Mississippi State Tax Commission and to furnish any other information required thereby. No person may become a stockholder of or receive any percentage of profits from the licensed subsidiaries without first obtaining licenses and approvals from the Mississippi Gaming Commission.

     Certain of our officers, directors and employees must be found suitable or be licensed by the Mississippi Gaming Commission. We believe that we have applied for all necessary findings of suitability with respect to these persons, although the Mississippi Gaming Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with us may be required to be found suitable, in which case those persons must pay the costs and fees associated with the investigation. A finding of suitability requires submission of detailed personal and financial information followed by a thorough investigation. There can be no assurance that a person who is subject to a finding of suitability will be found suitable by the Mississippi Gaming Commission. The Mississippi Gaming Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Findings of suitability must be periodically renewed.
     Changes in certain licensed positions must be reported to the Mississippi Gaming Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Gaming Commission has jurisdiction to disapprove a change in a licensed position. The Mississippi Gaming Commission has the power to require us to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in their capacities.
     Employees associated with gaming must obtain work permits that are subject to immediate suspension. The Mississippi Gaming Commission will refuse to issue a work permit to a person convicted of a felony and it may refuse to issue a work permit to a gaming employee if the employee has committed various misdemeanors or knowingly violated the Mississippi Act or for any other reasonable cause.
     At any time, the Mississippi Gaming Commission has the power to investigate and require a finding of suitability of any of our record or beneficial stockholders, regardless of the percentage of ownership. Mississippi law requires any person who acquires more than 5% of our voting securities to report the acquisition to the Mississippi Gaming Commission, and that person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of our voting securities, as reported to the Mississippi Gaming Commission, must apply for a finding of suitability by the Mississippi Gaming Commission. An applicant for finding of suitability must pay the costs and fees that the Mississippi Gaming Commission incurs in conducting the investigation. The Mississippi Gaming Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a registered public or private company’s voting securities. However, the Mississippi Gaming Commission has adopted a regulation that permits certain institutional investors to own beneficially up to 15% and, under certain circumstances, up to 19%, of a registered or licensed company’s voting securities without a finding of suitability.
     Under the regulations, an “institutional investor,” as defined therein, may apply to the Executive Director of the Mississippi Gaming Commission for a waiver of a finding of suitability if such institutional investor (i) beneficially owns up to 15% (or, in certain circumstances, up to 19%) of the voting securities of a registered or licensed company, and (ii) holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the registered or licensed company, any change in the registered or licensed company’s corporate charter, bylaws, management, policies or operations of the registered public or private company or any of its gaming affiliates, or any other action which the Mississippi Gaming Commission finds to be inconsistent with holding the registered or licensed company’s voting securities for investment purposes only.
     Activities that are not deemed to be inconsistent with holding voting securities for investment purposes only include:
•	voting, directly or indirectly through the delivery of a proxy furnished by the board of directors, on all matters voted upon by the holders of such voting securities;
•	serving as a member of any committee of creditors or security holders formed in connection with a debt restructuring;
•	nominating any candidate for election or appointment to the board of directors in connection with a debt restructuring;
•	accepting appointment or election (or having a representative accept appointment or election) as a member of the board of directors in connection with a debt restructuring and serving in that capacity until the conclusion of the member’s term;
•	making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in management, policies or operations; and

•	such other activities as the Mississippi Gaming Commission may determine to be consistent with such investment intent.
     If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The Mississippi Gaming Commission may at any time dissolve, suspend, condition, limit or restrict a finding of suitability to own a registered public company’s equity interests for any cause it deems reasonable.
     We may be required to disclose to the Mississippi Gaming Commission upon request the identities of the holders of any of our debt or other securities. In addition, under the Mississippi Act, the Mississippi Gaming Commission may, in its discretion, require holders of our debt securities to file applications, investigate the holders, and require the holders to be found suitable to own the debt securities.
     Although the Mississippi Gaming Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Gaming Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Gaming Commission in connection with the investigation.
     Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Gaming Commission may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of our securities beyond the time that the Mississippi Gaming Commission prescribes, may be guilty of a misdemeanor. We will be subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder, a holder of our debt securities or to have any other relationship with us, we:
•	pay the unsuitable person any dividend, interest or other distribution whatsoever;
•	recognize the exercise, directly or indirectly, of any voting rights conferred through such securities held by the unsuitable person;
•	pay the unsuitable person any remuneration in any form for services rendered or otherwise, except in limited and specific circumstances;
•	make any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction; or
•	fail to pursue all lawful efforts to require the unsuitable person to divest himself or herself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.
     The licensed subsidiaries must maintain in Mississippi a current ledger with respect to the ownership of their equity securities and we must maintain in Mississippi a current list of our stockholders which must reflect the record ownership of each outstanding share of any equity security issued by us. The ledger and stockholder lists must be available for inspection by the Mississippi Gaming Commission at any time. If any of our securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Gaming Commission. A failure to make that disclosure may be grounds for finding the record holder unsuitable. We must also render maximum assistance in determining the identity of the beneficial owner.
     The Mississippi Act requires that the certificates representing securities of a registered publicly traded corporation bear a legend to the general effect that the securities are subject to the Mississippi Act and the regulations of the Mississippi Gaming Commission. On May 18, 2000, the Mississippi Gaming Commission granted us a waiver of this legend requirement. The Mississippi Gaming Commission has the power to impose additional restrictions on us and the holders of our securities at any time.
     Substantially all loans, leases, sales of securities and similar financing transactions by the licensed subsidiaries must be reported to or approved by the Mississippi Gaming Commission. The licensed subsidiaries may not make a public offering of their securities, but may pledge or mortgage casino facilities if it obtains the prior approval of the Mississippi Gaming Commission. We may not make a public offering of our securities without the prior approval of the Mississippi Gaming Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi or to retire or extend obligations incurred for those purposes. The approval, if given, does not constitute a recommendation or approval of the accuracy or adequacy of the prospectus or the investment merits of the securities subject to the offering. On May 18, 2006, the Mississippi Gaming Commission granted us a waiver of the prior approval requirement for our securities offerings for a period of three years, subject to certain conditions. The waiver may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Executive Director of the Mississippi Gaming Commission.
     Under the regulations of the Mississippi Gaming Commission, the licensed subsidiaries may not guarantee a security issued by us pursuant to a public offering, or pledge their assets to secure payment or performance of the obligations evidenced by such a security issued by us, without the prior approval of the Mississippi Gaming Commission. Similarly, we may not pledge the stock or other ownership interests of the licensed subsidiaries, nor may the pledgee of such ownership interests foreclose on such a pledge, without the prior approval of the Mississippi Gaming Commission. Moreover, restrictions on the transfer of an equity security issued by us and agreements not to encumber such securities granted by us are ineffective without the prior approval of the Mississippi Gaming Commission. The waiver of the prior approval requirement for our securities offerings received from the Mississippi Gaming Commission on May 18, 2006 includes a waiver of the prior approval requirement for such guarantees, pledges and restrictions of the licensed subsidiaries, subject to certain conditions.
     We cannot change our control through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover without the prior approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.
     The Mississippi Legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defensive tactics that affect corporate gaming licensees in Mississippi and corporations whose stock is publicly traded that are affiliated with those licensees may be injurious to stable and productive corporate gaming. The Mississippi Gaming Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi’s gaming industry and to further Mississippi’s policy to assure the financial stability of corporate gaming operators and their affiliates, preserve the beneficial aspects of conducting business in the corporate form, and promote a neutral environment for the orderly governance of corporate affairs.
     We may be required to obtain approval from the Mississippi Gaming Commission before we may make exceptional repurchases of voting securities in excess of the current market price of its common stock (commonly called “greenmail”) or before we may consummate a corporate acquisition opposed by management. The regulations also require prior approval by the Mississippi Gaming Commission if we adopt a plan of recapitalization proposed by our Board of Directors opposing a tender offer made directly to the stockholders for the purpose of acquiring control of us.
     Neither we nor the casino licensees may engage in gaming activities in Mississippi while we, the casino licensees and/or persons found suitable to be associated with the gaming license of the casino licensees conduct gaming operations outside of Mississippi without approval of the Mississippi Gaming Commission. The Mississippi Gaming Commission may require that it have access to information concerning our, and our affiliates’, out-of-state gaming operations. Our gaming operations in Nevada were approved when the casino licensee was first licensed in Mississippi. We have received waivers of foreign gaming approval from the Mississippi Gaming Commission for the conduct of active or planned gaming operations in Illinois, Michigan, New Jersey, California, New York, Connecticut, the United Kingdom and Macau, and for cruises with Royal Caribbean Cruise Lines or Carnival Cruise Lines which originate from the United States or British Columbia, Canada, and may be required to obtain the approval or a waiver of such approval from the Mississippi Gaming Commission before engaging in any additional future gaming operations outside of Mississippi.
     If the Mississippi Gaming Commission decides that the licensed subsidiaries violated a gaming law or regulation, the Mississippi Gaming Commission could limit, condition, suspend or revoke the license of the subsidiary. In addition, we, the licensed subsidiaries and the persons involved could be subject to substantial fines for each separate violation. A violation under any of our other operating subsidiaries’ gaming licenses may be deemed a violation of the casino licensees’ gaming license. Because of a violation, the Mississippi Gaming Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of the casino licensees’ gaming license or our registration as a publicly traded holding company, or the appointment of a supervisor could, and the revocation of any gaming license or registration would, materially adversely affect our Mississippi gaming operations.
     The licensed subsidiaries must pay license fees and taxes, computed in various ways depending on the type of gaming involved, to the State of Mississippi and to the county or city in which the licensed gaming subsidiary conducts operations. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon a percentage of gross gaming revenues, the number of slot machines operated by the casino, and the number of table games operated by the casino.

     The license fee payable to the State of Mississippi is based upon “gross revenues,” generally defined as cash receipts less cash payouts to customers as winnings, and generally equals 8% of gross revenue. These license fees are allowed as a credit against our Mississippi income tax liability for the year paid. The gross revenue fee imposed by the Mississippi cities and counties in which casino operations are located is in addition to the fees payable to the State of Mississippi and equals approximately 4% of gross revenue.
     The Mississippi Gaming Commission adopted a regulation in 1994 requiring as a condition of licensure or license renewal that a gaming establishment’s plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities which will amount to at least 25% of the casino cost. Infrastructure facilities are defined in the regulation to include a hotel with at least 250 rooms, theme park, golf course and other similar facilities. Beau Rivage and Gold Strike Tunica are in compliance with this requirement. On January 21, 1999, the Mississippi Gaming Commission adopted an amendment to this regulation which increased the infrastructure requirement to 100% from the existing 25%; however, the regulation grandfathers existing licensees and applies only to new casino projects and casinos that are not operating at the time of acquisition or purchase, and would therefore not apply to Beau Rivage and Gold Strike Tunica. In any event, Beau Rivage and Gold Strike Tunica would comply with such requirement.
     Both the local jurisdiction and the Alcoholic Beverage Control Division of the Mississippi State Tax Commission license, control and regulate the sale of alcoholic beverages by the casino licensees. Beau Rivage and Gold Strike Tunica are in areas designated as special resort areas, which allows casinos located therein to serve alcoholic beverages on a 24-hour basis. The Alcoholic Beverage Control Division requires that our key officers and managers and the casino licensees’ key officers and managers and all owners of more than 5% of the casino licensees’ equity submit detailed personal, and in some instances, financial information to the Alcoholic Beverage Control Division and be investigated and licensed. All such licenses are non-transferable. The Alcohol Beverage Control Division has the full power to limit, condition, suspend or revoke any license for the service of alcoholic beverages or to place a licensee on probation with or without conditions. Any disciplinary action could, and revocation would, have a material adverse effect upon the casino’s operations.
New Jersey Government Regulation
     Our ownership and operation of hotel-casino facilities and gaming activities in Atlantic City, New Jersey is subject to extensive state regulation under the New Jersey Casino Control Act and the regulations of the New Jersey Casino Control Commission and other applicable laws. The New Jersey Act also established the New Jersey Division of Gaming Enforcement to investigate all license applications, enforce the provisions of the New Jersey Act and regulations and prosecute all proceedings for violations of the New Jersey Act and regulations before the New Jersey Commission. In order to own or operate a hotel-casino property in New Jersey, we must obtain a license or other approvals from the New Jersey Commission and obtain numerous other licenses, permits and approvals from other state as well as local governmental authorities.
     The New Jersey Commission has broad discretion regarding the issuance, renewal, revocation and suspension of casino licenses. The New Jersey Act and regulations concern primarily the good character, honesty, integrity and financial stability of casino licensees, their intermediary and holding companies, their employees, their security holders and others financially interested in casino operations; financial and accounting practices used in connection with casino operations; rules of games, levels of supervision of games and methods of selling and redeeming chips; manner of granting credit, duration of credit and enforceability of gaming debts; and distribution of alcoholic beverages.
     On June 11, 2003, the New Jersey Commission issued a casino license to Borgata Hotel Casino & Spa (the “casino licensee”) and found us and certain of our wholly-owned subsidiaries, and their then officers, directors, and 5% or greater shareholders suitable. In June 2005, the casino license of Borgata was renewed for a term ending on June 30, 2010.
     The New Jersey act provides that certain beneficial owners of the securities issued by the casino licensee or any of its intermediary or holding companies be qualified by the New Jersey Commission, including those persons who, in the opinion of the New Jersey Commission:
•	have the ability to control the casino licensee or its intermediary or holding companies;
•	elect a majority of the board of directors of such companies;
•	lenders and underwriters of such companies, other than a banking or other licensed lending institution which makes a loan or holds a mortgage or other lien acquired in the ordinary course of business.

     However, with respect to a holding company such as us, a waiver of qualification may be granted by the New Jersey Commission, with the concurrence of the Director of the New Jersey Division, if the New Jersey Commission determines that such persons or entities are not significantly involved in the activities of a casino licensee and in the case of security holders, do not have the ability to control us or elect one or more of our directors. There exists a rebuttable presumption that any person holding 5% or more of the equity securities of a casino licensee’s intermediary or holding company or a person having the ability to elect one or more of the directors of such a company has the ability to control the company and thus must obtain qualification from the New Jersey Commission.
     Notwithstanding this presumption of control, the New Jersey Act provides for a waiver of qualification for passive “institutional investors,” as defined by the New Jersey Act, if the institutional investor purchased publicly traded securities for investment purposes only and where such securities constitute less than 10% of the equity securities of a casino licensee’s holding or intermediary company or debt securities of a casino licensee’s holding or intermediary company representing a percentage of the outstanding debt of such company not exceeding 20% or a percentage of any issue of the outstanding debt of such company not exceeding 50%. The waiver of qualification is subject to certain conditions including, upon request of the New Jersey Commission, filing a certified statement that the institutional investor has no intention of influencing or affecting the affairs of the issuer, except that an institutional investor holding voting securities shall be permitted to vote on matters put to a vote of the holders of outstanding voting securities. Additionally, a waiver of qualification may also be granted to institutional investors holding a higher percentage of securities of a casino licensee’s holding or intermediary company upon a showing of good cause.
     The New Jersey Act requires our certificate of incorporation to provide that any of our securities are held subject to the condition that if a holder is found to be disqualified by the New Jersey Commission pursuant to the New Jersey Act, such holder shall dispose of his interest in such company. Accordingly, our certificate of incorporation provides that a holder of our securities must dispose of such securities if the holder is found disqualified under the New Jersey Act. In addition, our certificate of incorporation provides that we may redeem the stock of any holder found to be disqualified.
     If the New Jersey Commission should find one of the casino licensee’s security holders or one of our security holders to be unqualified, not only must the disqualified holder dispose of such securities but in addition, commencing on the date the New Jersey Commission serves notice upon the casino licensee or us of the determination of disqualification, it shall be unlawful for the disqualified holder to:
•	receive any dividends or interest upon any such securities;

•	exercise, directly or through any trustee or nominee, any right conferred by such securities; or

•	receive any remuneration in any form from the licensee for services rendered or otherwise.
     If the New Jersey Commission should find a security holder to be unqualified, the New Jersey Commission shall take any necessary action to protect the public interest, including the suspension or revocation of the casino license, except that if the disqualified person is the holder of our securities, the New Jersey Commission shall not take action against the casino license if:
•	we have the corporate charter provisions concerning divestiture of securities by disqualified owners required by the New Jersey Act;
•	we have made good faith efforts, including the pursuit of legal remedies, to comply with any order of the New Jersey Commission; and
•	the disqualified holder does not have the ability to control us or elect one or more members of our board of directors.
     If the New Jersey Commission determines that the casino licensee has violated the New Jersey Act or regulations, or if any of our security holders or if any of the security holders of the casino licensee who is required to be qualified under the New Jersey Act is found to be disqualified but does not dispose of the securities, the casino licensee could be subject to fines or its license could be suspended or revoked. If the casino licensee’s license is revoked after issuance, the New Jersey Commission could appoint a conservator to operate and to dispose of the hotel-casino facilities operated by the casino licensee. Net proceeds of a sale by a conservator and net profits of operations by a conservator, at least up to an amount equal to a fair return on investment which is reasonable for casinos or hotels, would be paid to us and the other owner of the casino licensee.

     The New Jersey Act imposes an annual tax of 8% on gross casino revenues, as defined in the New Jersey Act, a 4.25% tax on the value of rooms, food beverage or entertainment provided at no cost or a reduced price, a $3 tax per day on each occupied hotel room, and a $3 parking tax per day. In addition, casino licensees are required to invest 1.25% of gross casino revenues for the purchase of bonds to be issued by the Casino Reinvestment Development Authority or make other approved investments equal to that amount. In the event the investment requirement is not met, the casino licensee is subject to a tax in the amount of 2.5% on gross casino revenues. The New Jersey Commission has established fees for the issuance or renewal of casino licenses and hotel-casino alcoholic beverage licenses and an annual license fee on each slot machine.
     In addition to compliance with the New Jersey Act and regulations relating to gaming, any property built in Atlantic City by us must comply with the New Jersey and Atlantic City laws and regulations relating to, among other things, the Coastal Area Facilities Review Act, construction of buildings, environmental considerations and the operation of hotels. Any changes to such laws or the laws regarding gaming could have an adverse effect on the casino licensee and us.
Illinois Government Regulation
     Our 50% joint venture ownership interest in Grand Victoria Riverboat Casino, located in Elgin, Illinois (“Grand Victoria”) is subject to extensive state regulation under the Illinois Riverboat Gambling Act (the “Illinois Act”) and the regulations of the Illinois Gaming Board (the “Illinois Board”).
     In February 1990, the State of Illinois legalized riverboat gambling. The Illinois Act authorizes the Illinois Board to issue up to ten riverboat gaming owners’ licenses on any water within the State of Illinois or any water other than Lake Michigan which constitutes a boundary of the State of Illinois. The Illinois Act restricts the location of certain of the ten owners’ licenses. Three of the licenses must be located on the Mississippi River. One license must be at a location on the Illinois River south of Marshall County and another license must be located on the Des Plaines River in Will County. The remaining licenses are not restricted as to location. Currently, nine owner’s licenses are in operation in Alton, Aurora, East Peoria, East St. Louis, Elgin, Metropolis, Rock Island and two licenses in Joliet. The tenth license, initially granted to an operator in East Dubuque, was relocated to Rosemont, Illinois. The tenth license has not been renewed by the Illinois Board and has been the subject of extensive on-going litigation. In December 2005, the Illinois Board issued a final order revoking the tenth license. On November 26, 2007, the Illinois Appellate Court, First District upheld the Illinois Board’s order revoking the tenth license. The Illinois Supreme Court then denied the license holder’s Petition for Leave to Appeal. In January 2008, counsel for the license holder indicated that it would not continue to seek to overturn the order revoking the tenth license. The Illinois Board has issued a Request For Proposals, or “RFP”, for investment bankers to assist the Illinois Board in re-issuing the license. The RFP’s deadline is March 3, 2008.
     The Illinois Act strictly regulates the facilities, persons, associations and practices related to gaming operations. It grants the Illinois Board specific powers and duties, and all other powers necessary and proper to fully and effectively execute the Illinois Act for the purpose of administering, regulating and enforcing the system of riverboat gaming. The Illinois Board has authority over every person, association, corporation, partnership and trust involved in riverboat gaming operations in the State of Illinois.
     The Illinois Act requires the owner of a riverboat gaming operation to hold an owner’s license issued by the Illinois Board. Each owner’s license permits the holder to own up to two riverboats as part of its gaming operation, however, gaming participants are limited to 1,200 for any owner’s license. The number of gaming participants will be determined by the number of gaming positions available at any given time. Gaming positions are counted as follows:
•	positions for electronic gaming devices will be determined as 90% of the total number of devices available for play;
•	craps tables will be counted as having ten gaming positions; and

•	games utilizing live gaming devices, except for craps, will be counted as having five gaming positions.
     Each owner’s license initially runs for a period of three years. Thereafter, the license must be renewed annually. The Board may renew an owner’s license for up to four years. An owner licensee is eligible for renewal upon payment of the applicable fee and a determination by the Illinois Board that the licensee continues to meet all of the requirements of the Illinois Act and Illinois Board rules. The owner’s license for Grand Victoria was issued in October 1994 and has been renewed for a four-year period that ends in October 2008.

An ownership interest in an owner’s license may not be transferred or pledged as collateral without the prior approval of the Illinois Board.
     Pursuant to the Illinois Act, the Illinois Board established certain rules to follow in deciding whether to approve direct or indirect ownership or control of an owner’s license. The Illinois Board must consider the impact of any economic concentration caused by the ownership or control. No direct or indirect ownership or control may be approved which will result in undue economic concentration of the ownership of a riverboat gambling operation in Illinois. The Illinois Act specifies a number of criteria for the Illinois Board to consider in determining whether the approval of the issuance, transfer or holding of a license will create undue economic concentration. The application of such criteria could reduce the number of potential purchasers for the Grand Victoria or our 50% joint venture interest therein.
     The Illinois Act does not limit the maximum bet or per patron loss. Minimum and maximum wagers on games are set by the holder of the owner’s license. Wagering may not be conducted with money or other negotiable currency. No person under the age of 21 is permitted to wager and wagers only may be received from a person present on the riverboat. With respect to electronic gaming devices, the payout percentage may not be less than 80% nor more than 100%.
     Illinois imposes a number of taxes on Illinois casinos. Such taxes are subject to change by the Illinois legislature and have been increased in the past. The Illinois legislature also may impose new taxes on Grand Victoria’s activities. Illinois currently imposes an admission tax of $2.00 per person for an owner licensee that admitted 1,000,000 persons or fewer in the 2004 calendar year, and $3.00 per person for all other owner licensees (including Grand Victoria).
     Additionally, Illinois imposes a wagering tax on the adjusted gross receipts, as defined in the Illinois Act, of a riverboat operation. The owner licensee is required, on a daily basis, to wire the wagering tax payment to the Illinois Board. Currently, the wagering tax is:
•	15.0% of adjusted gross receipts up to and including $25.0 million;

•	22.5% of adjusted gross receipts in excess of $25.0 million but not exceeding $50.0 million;

•	27.5% of adjusted gross receipts in excess of $50.0 million but not exceeding $75.0 million;

•	32.5% of adjusted gross receipts in excess of $75.0 million but not exceeding $100.0 million;

•	37.5% of adjusted gross receipts in excess of $100.0 million but not exceeding $150.0 million;

•	45.0% of adjusted gross receipts in excess of $150.0 million but not exceeding $200.0 million; and

•	50.0% of adjusted gross receipts in excess of $200.0 million.
     A holder of any gaming license in Illinois is subject to imposition of fines, suspension or revocation of such license, or other action for any act or failure to act by the licensee or the licensee’s agents or employees, that is injurious to the public health, safety, morals, good order and general welfare of the people of the State of Illinois, or that would discredit or tend to discredit the Illinois gaming industry or the State of Illinois. The Illinois Board may revoke or suspend licenses, as the Illinois Board may determine and, in compliance with applicable Illinois law regarding administrative procedures, may suspend an owner’s license, without notice or hearing, upon a determination that the safety or health of patrons or employees is jeopardized by continuing a riverboat’s operation. The suspension may remain in effect until the Illinois Board determines that the cause for suspension has been abated and it may revoke the owner’s license upon a determination that the owner has not made satisfactory progress toward abating the hazard.
     If the Illinois Board has suspended, revoked or refused to renew an owner’s license or if a riverboat gambling operation is closing and the owner is voluntarily surrendering its owner’s license, the Illinois Board may petition the local circuit court in which the riverboat is situated for appointment of a receiver. The circuit court has sole jurisdiction over any and all issues pertaining to the appointment of a receiver. The Illinois Board specifies the specific powers, duties and limitations of the receiver.
     The Illinois Board requires that each “Key Person” of an owner licensee submit a Personal Disclosure or Business Entity Form and be investigated and approved by the Illinois Board. The Illinois Board determines which positions, individuals or Business Entities are required to be approved by the Board as Key Persons. Once approved, such Key Person status must be maintained. Key Persons include:

•	any Business Entity and any individual with an ownership interest or voting rights of more than 5% in the licensee or applicant and the trustee of any trust holding such ownership interest or voting rights;
•	the directors of the licensee or applicant and its chief executive officer, president and chief operating officer or their functional equivalents; and
•	all other individuals or Business Entities that, upon review of the applicant’s or licensees Table of Organization, Ownership and Control the Board determines hold a position or a level of ownership, control or influence that is material to the regulatory concerns and obligations of the Illinois Board for the specified licensee or applicant.
     Each owner licensee must provide a means for the economic disassociation of a Key Person in the event such economic disassociation is required by an order of the Illinois Board. Based upon findings from an investigation into the character, reputation, experience, associations, business probity and financial integrity of a Key Person, the Illinois Board may enter an order upon the licensee or require the economic disassociation of the Key Person.
     Applicants for and holders of an owner’s license are required to obtain the Illinois Board’s approval for changes in the following: (i) Key Persons; (ii) type of entity; (iii) equity and debt capitalization of the entity; (iv) investors and/or debt holders; (v) source of funds; (vi) applicant’s economic development plan; (vii) riverboat capacity or significant design change; (viii) gaming positions; (ix) anticipated economic impact; or (x) agreements, oral or written, relating to the acquisition or disposition of property (real or personal) of a value greater than $1 million. Illinois regulations provide that a holder of an owner’s license may make distributions to its stockholders only to the extent that such distributions do not impair the financial viability of the owner.
     The Illinois Board requires each holder of an owner’s license to obtain the Illinois Board’s approval prior to issuing a guaranty of any indebtedness. Accordingly, we and Nevada Landing Partnership intend to petition the Illinois Board to allow Nevada Landing Partnership to issue a subsidiary guaranty of any indebtedness that we incur in the future to the extent such guaranty is required by our lenders. Although we and Nevada Landing Partnership believe the Illinois Board will continue to approve our petitions and allow Nevada Landing Partnership to guaranty our future indebtedness, there can be no assurance that the Illinois Board will continue to grant the necessary approvals.
     The Illinois Board may waive any licensing requirement or procedure provided by rule if it determines that the waiver is in the best interests of the public and the gaming industry. Also, the Illinois Board may, from time to time, amend or change its rules.
     The Illinois Board has recently increased its focus on its Self-Exclusion Program for Problem Gamblers. Beginning on August 15, 2006, all Illinois casinos (including Grand Victoria) were required to check the identification of all persons appearing to be thirty years of age or younger in an effort to prevent those who have enrolled in the Illinois Board’s Self-Exclusion Program from gaining access to the casinos. The Illinois Board has indicated that it may, at some point in the future, require Illinois casinos to check the identification of other age groups prior to providing their patrons with access to the casinos.
     On January 1, 2008, Illinois’ statewide public smoking ban became effective. Smoking is now illegal in Illinois’ casinos, bars, restaurants and other public establishments. This may negatively impact the gaming industry in Illinois.
     From time to time, various proposals have been introduced in the Illinois legislature that, if enacted, would affect the taxation, regulation, operation or other aspects of the gaming industry. Some of this legislation, if enacted, could adversely affect the gaming industry. No assurance can be given whether such or similar legislation will be enacted.
     Uncertainty exists regarding the Illinois gambling regulatory environment due to the limited experience of the Illinois Board, its staff and Illinois courts in interpreting the Illinois Act. The Illinois Act provides for a five-member Illinois Board that is appointed by the Illinois Governor and approved by the Illinois Senate. For a period of over six months during 2004 and 2005, the Illinois Board did not have enough members to constitute a quorum under the Illinois Act. Consequently, during such period, the Illinois Board was unable to take any action.

     Although the Illinois Board is currently fully constituted with five members, there is no assurance that the Illinois Board will continue at all times to have enough members to constitute a quorum. Failure of the Illinois Board to maintain a quorum may impede the Grand Victoria’s business by causing delays in the Illinois Board’s consideration of new or existing matters. Further, the terms of three of the five members of the Illinois Board have expired. Although these members may continue to serve on the Illinois Board, they may be asked to cease their service at any time. The terms for the other two members of the Illinois Board expire in July 2008.
Macau S.A.R. Laws and Regulations
     Our ownership interest in MGM Grand Paradise Limited is subject to approval and control under applicable Macau law. We are required to be approved by the Macau government (gaming authorities) to own an interest in a gaming operator. Authorized gaming operators must pay periodic fees and taxes, and gaming rights are not transferable, unless approved by the Macau government. MGM Grand Paradise Limited must periodically submit detailed financial and operating reports to the Macau gaming authorities and furnish any other information that the Macau gaming authorities may require. No person may acquire any rights over the shares or assets of MGM Grand Paradise Limited without first obtaining the approval of the Macau gaming authorities. The transfer or creation of encumbrances over ownership of shares representing the share capital of MGM Grand Paradise Limited or other rights relating to such shares, and any act involving the granting of voting rights or other stockholders’ rights to persons or entities other than the original owners, would require the approval of the Macau government and the subsequent report of such acts and transactions to the Macau gaming authorities.
     MGM Grand Paradise Limited’s subconcession contract requires approval of the Macau government for transfers of shares, or of any rights over such shares, in any of the direct or indirect stockholders in MGM Grand Paradise Limited, including us, provided that such shares or rights are directly or indirectly equivalent to an amount that is equal or higher than 5% of the share capital in MGM Grand Paradise Limited. Under the subconcession contract, this approval requirement will not apply, however, if the securities are listed and tradable on a stock market. In addition, this contract requires that the Macau government be given notice of the creation of any encumbrance or the grant of voting rights or other stockholder’s rights to persons other than the original owners on shares in any of the direct or indirect stockholders in MGM Grand Paradise Limited, including us, provided that such shares or rights are indirectly equivalent to an amount that is equal or higher than 5% of the share capital in MGM Grand Paradise Limited. This notice requirement will not apply, however, to securities listed and tradable on a stock exchange.
     MGM Grand Paradise Limited is in no case allowed to delegate the management of gaming operations to a management company, and is in no case allowed to enter into a management contract by which its managing powers are or might be assumed by a third party. Any act or contract by which MGM Grand Paradise Limited assigns, transfers, alienates or creates liens or encumbrances on gaming operations to or in favor of a third party is prohibited, unless previously approved by the Macau government. Also, MGM Grand Paradise Limited’s casinos, its assets and equipments shall not be subject to any liens or encumbrances, except under authorization by the Macau government.
     The Macau gaming authorities may investigate any individual who has a material relationship to, or material involvement with, MGM Grand Paradise to determine whether its suitability and/or financial capacity is affected by this individual. MGM Grand Paradise Limited shareholders with 5% or more of the share capital and directors must apply for and undergo a finding of suitability process and maintain due qualification during the subconcession term, and accept the persistent and long-term inspection and supervision exercised by the Macau government. MGM Grand Paradise Limited is required to immediately notify the Macau government should MGM Grand Paradise Limited become aware of any fact that may be material to the appropriate qualification of any shareholder who owns 5% or more of the share capital, or any director or key employee. Changes in approved corporate positions must be reported to the Macau gaming authorities, and in addition to their authority to deny an application for a finding of suitability, the Macau gaming authorities have jurisdiction to disapprove a change in a corporate position.
     Any person who fails or refuses to apply for a finding of suitability after being ordered to do so by the Macau gaming authorities may be found unsuitable. Any stockholder subject to a suitability process who is found unsuitable must transfer his shares to a third party within a term set by the Macau government. In case such transfer is not executed, MGM Grand Paradise Limited shall acquire those shares. If any officer, director or key employee is found unsuitable, MGM Grand Paradise Limited must sever all relationships with that person. In case of failure to act in accordance thereof, MGM Grand Paradise Limited shall be subject to administrative sanctions and penalties.

     The Macau government must give their prior approval to changes in control of MGM Grand Paradise Limited through a merger, consolidation, stock or asset acquisition, management or consulting agreement or any act or conduct by any person whereby he or she obtains control. Entities seeking to acquire control of a registered corporation must satisfy the Macau government concerning a variety of stringent standards prior to assuming control. The Macau gaming authorities may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be considered suitable as part of the approval process of the transaction.
     The Macau gaming authorities also have the power to supervise gaming operators in order to assure the financial stability of corporate gaming operators and their affiliates.
     The subconcession contract requires the Macau gaming authorities’ prior approval of any recapitalization plan , any increase of the capital stock by public subscription, any issue of preferential shares or any creation, issue or transformation of types or series of shares representative of MGM Grand Paradise Limited’ capital stock, as well as any change in the constituent documents (i.e., articles of association) of MGM Grand Paradise. The Chief Executive of Macau could also require MGM Grand Paradise Limited to increase its share capital if he deemed it necessary.
     MGM Grand Macau was constructed and is operated under MGM Grand Paradise Limited’s subconcession contract. This subconcession excludes the following gaming activities: mutual bets, gaming activities provided to the public, interactive gaming and games of chance or other gaming, betting or gambling activities on ships or planes. MGM Grand Paradise Limited’s subconcession is exclusively governed by Macau law. We are subject to the exclusive jurisdiction of the courts of Macau in case of any potential dispute or conflict relating to our subconcession.
     Under the subconcession contract, we were obligated to develop and open MGM Grand Macau by December 31, 2007. We are also obligated to operate casino games of chance or games of other forms in Macau and to invest at least four billion patacas (approximately $500 million, based on exchange rates at December 31, 2006) in Macau by April 4, 2012, With the opening of MGM Grand Macau on 18 December 2007 we fulfilled our investment obligations under the subconcession contract.
     MGM Grand Paradise Limited’s subconcession contract expires on March 31, 2020. Unless the subconcession is extended, on that date, all casino operations and related equipment in MGM Grand Macau will automatically be transferred to the Macau government without compensation to MGM Grand Paradise Limited and the Company will cease to generate any revenues from these operations. Beginning on April 19, 2017, the Macau government may redeem the subconcession by giving MGM Grand Paradise Limited at least one year prior notice and by paying fair compensation or indemnity. The amount of such compensation or indemnity will be determined based on the amount of revenue generated during the tax year prior to the redemption.
     The Macau government also has the right to unilaterally terminate, without compensation to MGM Grand Paradise Limited, the subconcession at any time upon the occurrence of specified events of default. In case the default is curable, the Macau gaming authorities shall give MGM Grand Paradise Limited prior notice to repair the default, though no specific cure period for that purpose is provided. Thus, MGM Grand Paradise Limited must rely on continuing communications and consultations with the Macau government to ensure full compliance with all its obligations, at all times.
     The subconcession contract contains various general covenants and obligations and other provisions, the compliance with which is subjective. MGM Grand Paradise Limited has namely the following obligations under the subconcession contract:
• ensure the proper operation and conduct of casino games;

• employ people with appropriate qualifications;

• operate and conduct casino games of chance in a fair and honest manner without the influence of criminal activities; and

• safeguard and ensure Macau’s interests in tax revenue from the operation of casinos and other gaming areas.

     The subconcession contract requires MGM Grand Paradise Limited to maintain a certain minimum level of insurance.
     MGM Grand Paradise Limited is also subject to certain reporting requirements to the Macau gaming authorities.
     Under the subconcession, MGM Grand Paradise Limited is obligated to pay to the Macau S.A.R. an annual premium with a fixed portion and a variable portion based on the number and type of gaming tables employed and gaming machines operated. The fixed portion of the premium is equal to thirty million patacas (approximately $3.7 million, based on exchange rates at December 31, 2006). The variable portion is equal to 300,000 patacas per gaming table reserved exclusively for certain kinds of games or players, 150,000 patacas per gaming table not so reserved and 1,000 patacas per electrical or mechanical gaming machine, including slot machines (approximately $37,000, $19,000 and $100, respectively, based on exchange rates at December 31, 2006), subject to a minimum of forty five million patacas (approximately $5.6 million, based on exchange rates at December 31, 2006). MGM Grand Paradise Limited also has to pay a special gaming tax of 35% of gross gaming revenues and applicable withholding taxes. It must also contribute 1.6% and 2.4% (a portion of which must be used for promotion of tourism in Macau) of its gross gaming revenue to a public foundation designated by the Macau S.A.R. government and to the Macau S.A.R, respectively, as special levy.
     Currently, the gaming tax in Macau is calculated as a percentage of gross gaming revenue. However, gross gaming revenue does not include deductions for credit losses. As a result, if MGM Grand Paradise Limited issues markers to its customers in Macau and is unable to collect on the related receivables from them, it has to pay taxes on our winnings from these customers even though it was unable to collect on the related receivables from them. MGM Grand Paradise Limited is currently planning to offer credit to customers in Macau on a very limited basis. Under this current law, credit issuance to VIP customers could significantly reduce the operating margins of this segment of business. Although there are proposals to revise the gaming tax laws in Macau, there can be no assurance that the laws will be changed.
     MGM Grand Paradise Limited has received a concession from the Macau government to use a 10.67 acre parcel of land for MGM Grand Macau. The land concession will expire on April 6, 2031 and is renewable. The land concession requires MGM Grand Paradise Limited to pay a premium which was paid in full before the opening of MGM Grand Macau. In addition, MGM Grand Paradise Limited is also obligated to pay rent annually for the term of the land concession. The rent amount may be revised every five years by the Macau government, according to the provisions of the Macau Land law.
     Following the exemptions granted to other concessionaires, MGM Grand Paradise Limited expects to receive an exemption from Macau’s corporate income tax on profits generated by the operation of casino games of chance for a period of five-years after the beginning of the gaming operations, subject to a specific written application.